UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 21, 2008

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

Between July 1, 2008 and October 21, 2008, American Tower Corporation (the “Company”) issued an aggregate of 7,981,188 shares of its Class A common stock (the “Common Stock”) upon conversion of convertible notes into shares of the Company’s Common Stock and upon exercise of warrants to purchase shares of the Company’s Common Stock, as follows:

•

The Company issued an aggregate of 7,357,850 shares of Common Stock upon conversion of approximately $150.8 million principal amount of its 3.00% convertible notes due August 15, 2012. Pursuant to the terms of the indenture, holders of the notes receive 48.7805 shares of the Company’s Common Stock for every $1,000 principal amount of notes converted. In connection with the conversions, the Company paid such holders an aggregate of approximately $3.9 million, calculated based on the discounted value of the future interest payments on the notes. As of October 21, 2008, approximately $194.1 million principal amount of the 3.00% convertible notes remained outstanding, which are currently convertible into an aggregate of 9,470,100 shares of the Company’s Common Stock.

•

The Company issued an aggregate of 384,332 shares of Common Stock upon conversion of approximately $4.7 million principal amount of its 3.25% convertible notes due August 1, 2010. Pursuant to the terms of the indenture, holders of the notes receive 81.808 shares of the Company’s Common Stock for every $1,000 principal amount of notes converted. As of August 6, 2008, none of the 3.25% convertible notes remained outstanding.

•

The Company issued an aggregate of 192,209 shares of Common Stock upon the exercise of 13,640 warrants. The warrants were originally issued in January 2003 as part of an offering of 808,000 units, each consisting of $1,000 principal amount at maturity of American Towers, Inc. 12.25% senior subordinated discount notes due 2008 and a warrant to purchase 14.0953 shares of the Company’s Common Stock. The warrants have an exercise price of $0.01 per share. As these warrants were exercised in a cashless net exercise pursuant to the warrant agreement, there were no net proceeds to the Company. As of August 1, 2008, all unexercised warrants expired, and accordingly, none of these warrants remain outstanding.

•

The Company issued an aggregate of 46,797 shares of Common Stock upon the exercise of 6,545 warrants assumed in the Company’s merger with SpectraSite, Inc. In August 2005, in connection with the merger, the Company assumed approximately 1.0 million warrants to purchase shares of SpectraSite, Inc. common stock. Upon completion of the merger, each warrant to purchase shares of SpectraSite, Inc. common stock automatically converted into a warrant to purchase 7.15 shares of the Company’s Common Stock at an exercise price of $32 per warrant. Net proceeds from these warrant exercises were $209,440. As of October 21, 2008, 257,401 of these warrants remained outstanding, which are currently exercisable for an aggregate of 1,840,417 shares of the Company’s Common Stock.

No underwriters were engaged in connection with the above issuances of Common Stock by the Company. The shares of Common Stock issued upon conversion of the Company’s convertible notes were issued in reliance on the exemption from registration set forth in Section 3(a)(9) of the Securities Act of 1933, as amended. The shares of Common Stock issued upon exercise of the Company’s warrants were issued in reliance on the exemption from registration set forth in Sections 3(a)(9) and 3(a)(10) of the Securities Act of 1933, as amended, and in the case of the warrants assumed in the merger with SpectraSite, Inc., Section 1145 of the United States Code.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION
(Registrant)

Date: October 21, 2008	By:	/s/ JEAN A. BUA
Jean A. Bua
Chief Financial Officer